                                                                    EXHIBIT 99.1


(SANDERSON FARMS, INC. LETTERHEAD)


                CONTACT:    MIKE COCKRELL
                            TREASURER & CHIEF FINANCIAL OFFICER
                            (601) 649-4030



                          SANDERSON FARMS, INC. REPORTS
                    RESULTS FOR SECOND QUARTER OF FISCAL 2006



LAUREL, Miss. (May 25, 2006) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) today reported results for the second fiscal quarter ended April 30, 2006.

         Net sales for the second quarter of fiscal 2006 were $225.1 million compared with $259.2 million for the same period a year ago. For the quarter, the net loss was $16.6 million, or $.83 per diluted share, compared with net income of $26.5 million, or $1.32 per diluted share, for the second quarter of fiscal 2005.

         Net sales for the first six months of fiscal 2006 were $477.2 million compared with $492.5 million for the first half of fiscal 2005. Net loss for the first half of the year totaled $25.3 million, or $1.26 per diluted share, compared with net income of $36.6 million, or $1.82 per diluted share, for the first six months of last year.

         The Company's financial statements for the year-to-date period ended April 30, 2006, reflect a receivable from the Company's insurance carriers of $5.8 million for property damage and expenses incurred resulting from Hurricane Katrina. The Company's total insurance claim through April 30, 2006, for property damage, expenses incurred and lost profits is approximately $26.0 million, net of the applicable deductible of $2,750,000. The Company recovered $5.0 million during the first quarter of fiscal 2006 and $7.5 million during the second quarter of fiscal 2006 from insurance carriers as initial draws on the claim. During the first quarter of fiscal 2006 and the fourth quarter of fiscal 2005, operating income was reduced by unrecognized lost profits and expenses of approximately $3.0 million and $5.1 million, respectively. The Company had no such unrecognized lost profits during the second quarter of fiscal 2006. The unrecognized lost profits and expenses of $8.1 million during the first quarter of fiscal 2006 and the fourth quarter of fiscal 2005 were the direct result of the effect of Hurricane Katrina, and the Company's efforts to minimize the potential loss from the hurricane and will be recognized for accounting purposes once negotiations with the insurance carriers are complete and the final amounts are determined. The Company intends to seek reimbursement for all of its insured losses, including the unrecognized lost profits and expenses. Negotiations with the Company's insurance carriers are expected to be completed during fiscal 2006.

         "Our financial results for the second quarter of fiscal 2006 reflect a difficult market environment for our industry," said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. "The combination of sluggish demand for poultry products in the domestic market with the decline in exports has depressed market prices compared with the levels we experienced in the prior year period."


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

Sanderson Farms Reports Second Quarter Fiscal 2006 Results
Page 2
May 25, 2006


         According to Sanderson, overall market prices for poultry products were significantly lower in the second quarter of 2006 compared with prices a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices decreased approximately 7.3% in the Company's second fiscal quarter compared with the same period in 2005. Bulk leg quarter prices declined 43.1% during the quarter compared with last year's second quarter. These leg quarter prices reflect continued weak demand in the export market during the quarter. Boneless breast meat prices during the quarter were approximately 30.1% lower than the prior-year period. Wing prices averaged $.91 per pound during the second quarter of fiscal 2006, compared with the average of $1.05 per pound during the second quarter of fiscal 2005. At the same time, cash market prices for corn and soybean meal, the Company's primary feed ingredients, increased 6.5% and decreased 4.1%, respectively, compared with the second quarter a year ago.

         "While current market conditions are better than those experienced during our second quarter, they remain challenging," Sanderson added. "In light of these conditions, we are reducing our production levels at all of our big bird deboning plants and at our McComb, Mississippi, chill pack plant. Total weekly production will be reduced by approximately 4.3 percent to more appropriately balance our production with current market demand. We will also defer the additional head previously scheduled to begin in Collins, Mississippi, in July, and a portion of the additional head previously scheduled for Moultrie, Georgia, until market conditions improve. We have reviewed all of our internal operating budgets and have identified opportunities to reduce our selling, general & administrative expenses without jeopardizing product quality, customer service or long-term operations. Additionally, we have decided to postpone construction on our new poultry complex in Waco, Texas, for 90 days, which will defer approximately $29 million of related capital expenditures to fiscal 2007. We believe we are taking the right steps to deal with the current market environment. In spite of the short-term market challenges, we are optimistic about the longer-term fundamentals of our industry and remain confident that Sanderson Farms is well positioned to resume its pattern of profitable growth when market conditions improve."

         Sanderson Farms will hold a conference call to discuss this press release today, May 25, 2006, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 25, 2006. Those without Internet access or who would rather listen by telephone can call 800-967-7134, access code 2936419.

         Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.

         This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2005 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's second quarter ended April 30, 2006.



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
Sanderson Farms Reports Second Quarter Fiscal 2006 Results
Page 3
May 25, 2006


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                           APRIL 30,        OCTOBER 31,
                                                             2006              2005
                                                         -------------    --------------
ASSETS
Current assets:
    Cash and cash equivalents                            $       6,237    $       34,616
    Accounts receivable, net                                    38,311            38,833
    Receivable from insurance companies                          5,834            14,892
    Inventories                                                 90,674            84,713
    Prepaid expenses                                            14,648            11,599
                                                         -------------    --------------
Total current assets                                           155,704           184,653

Property, plant and equipment                                  553,622           508,912
Less accumulated depreciation                                 (262,706)         (249,586)
                                                         -------------    --------------
                                                               290,916           259,326
Other assets                                                     2,226             1,812
                                                         -------------    --------------
Total assets                                             $     448,846    $      445,791
                                                         =============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses                $      43,620    $       72,616
    Current maturities of long-term debt                         4,413             4,406
                                                         -------------    --------------
Total current liabilities                                       48,033            77,022

Long-term debt, less current maturities                         66,373             6,511
Claims payable                                                   2,900             2,900
Deferred income taxes                                           13,945            13,705
Stockholders' equity                                           317,595           345,653
                                                         -------------    --------------
Total liabilities and stockholders' equity               $     448,846    $      445,791
                                                         =============    ==============


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
Sanderson Farms Reports Second Quarter Fiscal 2006 Results
Page 4
May 25, 2006


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                                        THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                             APRIL 30,                          APRIL 30,
                                                   -----------------------------      -----------------------------
                                                        2006           2005                2006           2005
                                                   -------------  --------------      -------------  --------------
Net sales                                          $     225,069  $      259,176      $     447,183  $      492,466
Costs and expenses:
    Cost of sales                                        237,167         199,979            459,932         403,734
    Selling, general and administrative                   14,367          16,385             27,751          29,412
                                                   -------------  --------------      -------------  --------------
                                                         251,534         216,364            487,683         433,146
                                                   -------------  --------------      -------------  --------------
    Operating income (loss)                              (26,465)         42,812            (40,500)         59,320

Other income (expense):
    Interest income                                           25             422                149             621
    Interest expense                                        (560)              0               (636)           (318)
    Other                                                     15              64                 54              68
                                                   -------------  --------------      -------------  --------------
                                                            (520)            486               (433)            371
                                                   -------------  --------------      -------------- --------------

Income (loss) before income taxes                        (26,985)         43,298            (40,933)         59,691
Income tax (benefit) expense                             (10,336)         16,778            (15,678)         23,130
                                                   -------------  --------------      -------------  --------------
Net income (loss)                                  $     (16,649) $       26,520      $     (25,255) $       36,561
                                                   =============  ==============      =============  ==============

Basic earnings (loss) per share                    $       (0.83) $         1.33      $       (1.26) $         1.83
                                                   =============  ==============      =============  ==============
Diluted earnings (loss) per share                  $       (0.83) $         1.32      $       (1.26) $         1.82
                                                   =============  ==============      =============  ==============
Dividends per share                                $        0.12  $         0.10      $        0.24  $         0.20
                                                   =============  ==============      =============  ==============

Weighted average shares outstanding:
    Basic                                                 20,067          20,002             20,066          19,982
                                                   =============  ==============      =============  ==============
    Diluted                                               20,067          20,128             20,066          20,121
                                                   =============  ==============      =============  ==============



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